Services Agreement

THIS SERVICES AGREEMENT (the "Agreement") effective as of July 24, 2007

BETWEEN

HEMIS CORPORATION
A Nevada Corporation
Bettlistrasse 35
8600 Dübendorf
Switzerland

("Hemis")

AND

MINERALOGICS CORPORATION
A Nevada Corporation
4565 South Palo Verde Road, Suite 233
Tucson, Arizona

("Mineralogics")

WHEREAS:

A. Hemis is a startup mineral exploration company focused on the acquisition and development of a portfolio of mineral properties; and

B. Mineralogics provides office facilities, administrative services and exploration management services to facilitate the acquisition and development of mineral properties.

NOW, THEREFORE, in consideration of these mutual premises the parties hereby agree as follows:

1.0 Engagement

1.1 Hemis hereby engages Mineralogics to provide the services set forth in Section 3.1 below (the "Services"), and Mineralogics accepts this engagement and agrees to provide the Services.

2.0 Term and Termination

2.1 The term of this agreement shall be from August 1, 2007 until August 1, 2010 unless terminated earlier as provided below.

2.2 Either party may terminate this Agreement at any time for any reason whatsoever upon giving the other party at least 30 days prior notice in writing. In any such event, Mineralogics shall prepare and submit an invoice in writing up to the date of termination, representing all unpaid amounts payable under this Agreement.

2.3 Provisions of this Agreement respecting liability, indemnification, settlement of accounts, confidentiality and all obligations which have accrued hereunder prior to the date of termination of this Agreement shall remain enforceable thereafter.

3.0 Scope of Services

3.1 Mineralogics shall provide the following Services to Hemis:

a) Provision of exploration office facilities including a business mailing address and access to computer systems, data and equipment storage, telephone, fax and meeting facilities ("Office Facilities"),

b) Administration of Hemis' employees, employee expenses, employee benefit programs and billing from third-party service providers; and provision of cost information to Hemis' accountants ("Administrative Services"),

c) Oversight of Hemis' mineral property acquisition and development activities conducted by Hemis' employees and third party service providers ("Management Services").

3.2 In carrying out the Services, Mineralogics will:

(a) render and perform the Services to the best of its skill and ability in accordance with the best professional practices;

(b) exercise only such powers and perform such duties in relation to the business of Hemis as may from time to time be vested in or assigned to it in writing by Hemis and comply with all reasonable directions from time to time given to it by Hemis in connection with the provision of the Services; and

(c) not commit Hemis to any legally binding agreement with any outside party, pledge the credit of Hemis or hold itself out as being able to commit Hemis, or hold itself out as an agent, employee or officer of Hemis, without Hemis' prior written approval.

3.3 In the course of providing the Services, Mineralogics shall advise Hemis promptly where it considers that it will not be able to provide a full Service for reasons which shall include but not be limited to the poor availability and expertise of staff and third-party resources, and Mineralogics will advise Hemis or its third-parties and agents of any further needs for information and support.

4.0 Obligations of Hemis

4.1 Hemis will keep Mineralogics current with all mineral properties and mineral projects that it has an interest in, or hopes to have an interest in now, or in the future, and will provide Mineralogics with copies, electronic, paper or both, of any and all property agreements, land status maps, land tenure information, property holding costs, work expenditure requirements and public filings; and any available previous work history including, but not limited to, mining records, geological reports, geophysical reports, permitting records, drilling records and sample assays.

4.2 Hemis will remain solely responsible for third-party services providers costs and expenses, irrespective of whether any activities performed by third-party service providers were conducted under Mineralogics' management and were performed at Mineralogics' request.

5.0 Payment for Services

5.1 Beginning on September 15, 2007 and on the 15th day of each month thereafter, Hemis will pay a monthly fee to Mineralogics in respect of the Services provided by Mineralogics during the previous month ("Monthly Fee") which shall consist of the following:

(a) $7,500 as a monthly service fee, which includes $1,000 for provision of office facilities,

(b) actual third party expenses paid by Mineralogics during the previous month for the benefit of Hemis.

5.2 Mineralogics shall provide Hemis an invoice on the 10th day of each month detailing the Monthly Fee for the previous month.

5.3 If Hemis fails to deliver the Monthly Fee to Mineralogics when due, Mineralogics is entitled to serve a notice of deficiency to Hemis. If Hemis fails to cure the deficiency within 10 business days of having received the notice, Mineralogics may at its discretion choose to terminate this Agreement, or alternatively choose to temporarily suspend the provision of Services under this Agreement until further payment is received.

5.4 Mineralogics may change any of the items comprising the Monthly Fee by providing 30 days written notice to Hemis.

5.5 Where possible, Hemis shall contract directly with third parties for the provision of third party services. However, where Mineralogics is required to pay any expense to a third party for the benefit of Hemis, it shall be entitled to reimbursement from Hemis.

5.6 If Hemis wishes to rent specific equipment from Mineralogics, the parties shall enter into a separate agreement with each other, which shall outline specific equipment rental terms such as payment and insurance.

5.7 At any time Hemis may pay an advance retainer to Mineralogics to cover anticipated future expenses. Any such payments are optional and if Hemis elects not to participate in and not pay the advance retainer, this Agreement will remain in full force and effect without the benefit to Hemis of the capital goods and other services purchased therewith.

6.0 Hemis' Property

6.1 Mineralogics acknowledges that all items of any and every nature or kind created or used by Mineralogics pursuant to this Agreement, or furnished by Hemis to Mineralogics, and all equipment, automobiles, credit cards, books, records, reports, files, diskettes, manuals, literature, confidential information or other materials, shall remain and be considered the exclusive property of Hemis at all times and shall be surrendered to

Hemis promptly at the request of Hemis, or in the absence of a request, on the termination of this Agreement.

7.0 Miscellaneous

7.1 Nothing in this Agreement shall create or constitute a partnership between the parties or an employer/employee relationship, and no employee of Mineralogics shall be considered as an employee of Hemis by virtue of this Agreement.

7.2 Both parties acknowledge the speculative nature of the mining business and are aware of the uncertainties and difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. Both parties acknowledge the limited nature of any mining due diligence and that the likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of mineral properties generally.

8.0 Indemnity

8.1 Mineralogics shall defend, indemnify, and hold Hemis harmless, together with its affiliated and subsidiary companies and their officers, directors and employees, from any and all claims, demands, and liabilities arising from Mineralogics' work on Hemis' behalf (except for liabilities created by Hemis' gross negligence or willful misconduct) or by reason of any breach of any provision of this Agreement by Mineralogics or by reason of any injury, loss, damage or death to person or property because of any act, neglect or default by Mineralogics.

9.0 Compliance with Laws and Regulations

9.1 In performing the Services under this Agreement, Mineralogics shall comply with all requirements of any applicable laws and regulations. Mineralogics represents that it shall have all licenses or other authorization required to enable it to perform the Services hereunder in the jurisdictions where the Services are to be performed.

10.0 Non-Disclosure, Confidentiality and Ownership of Work Product

10.1 All reports, publications, exhibits, films, data, conclusions, computer generated media and other work product furnished by Hemis to Mineralogics or obtained or developed by Mineralogics under this Agreement, and all information regarding Hemis' business plans, operations, properties, practices, methods, inventions, and discoveries and regarding any properties or mining opportunities that were reviewed by Hemis at any time, shall be and remain the property of Hemis and the same shall be kept confidential by Mineralogics, which shall not disclose the same to any third person directly or indirectly except upon the prior written consent of Hemis. Upon termination of this Agreement or upon the prior request of Hemis, Mineralogics shall deliver such work product and information and all working copies and documentation to Hemis.

11.0 Notices

11.1 Any notices or other communication required under this Agreement shall be personally delivered, faxed or be sent by courier or registered mail, return receipt requested, to the following addresses:

To Mineralogics:

Mineralogics Corporation
4565 South Palo Verde Road Suite 233
Tucson, Arizona
Attention: Casey Danielson

To Hemis:

Hemis Corporation
Bettlistrasse 35
8600 Dübendorf, Switzerland
Attention: Norman Meier

with a copy to:

Bacchus Law Group
1511 West 40th Avenue
Vancouver, British Columbia, Canada V6M 1V7
Attention: Penny Green

12.0 Interpretation

12.1 In this Agreement:

(a) unless the context otherwise requires, words in the singular include the plural and vice versa, and a reference to a person includes a reference to a body corporate and to an unincorporated body of persons;

(b) a reference to a statute or statutory provisions includes a reference to that statute or provision as from time to time modified or enacted;

(c) the headings are provided for ease of reference only and shall be ignored in constituting this Agreement;

(d) a reference to a month means a calendar month; and

(e) all references to dollars means United States (US$) dollars.

13.0 Force Majeure

14.1 Notwithstanding anything in this Agreement, expressed or implied, any obligations of a party hereto shall be suspended for so long as such party is prevented from discharging the same, in whole or in part, by reason of any law, order or regulation or by reason of any occurrence, matter or state of affairs beyond the control of the party affected; except that, in no case shall lack of funds constitute an occurrence, matter or state of affairs beyond the control of such party.

14.0 Assignment

14.1 Neither this Agreement nor any payments due to Mineralogics hereunder shall be assigned, nor shall any Services provided for herein be subcontracted by Mineralogics, without first obtaining the written consent of Hemis.

15.0 Amendment

15.1 This Agreement may only be amended in writing signed by each party hereto.

16.0 Binding Effect

16.1 This Agreement shall enure to the benefit of and be binding upon the parties hereto, and their successors and permitted assigns.

17.0 Severability

17.1 If any portion of this Agreement is invalid, illegal, or contrary to law, that portion shall be stricken herefrom, and the remainder of this Agreement shall be unaffected thereby.

18.0 Countersignatures

18.1 This Agreement may be signed in counterparts, each of which so signed shall be deemed to be an original (and each signed copy sent by electronic facsimile transmission shall be deemed to be an original), and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution, shall be deemed to bear the date as set forth above.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

HEMIS CORPORATION

Per: ______________________
Bruno Weiss, Chief Financial Officer

MINERALOGICS CORPORATION

Per: ______________________
Casey Danielson, President